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                                                                  EXHIBIT (d)(2)

     FORM OF DEPOSITARY AGREEMENT BETWEEN THE TRUST AND MORGAN STANLEY TRUST
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                              DEPOSITARY AGREEMENT

                                                               Date: May 6, 2005

Morgan Stanley Trust
2 Harborside Financial Center
Plaza Two
Jersey City, New Jersey 07311

Attn:    Geoffrey Flynn
         President

         Gentlemen:

     Morgan Stanley Prime Income Trust, a non-diversified, closed-end management investment company organized as a Massachusetts business trust (the "Trust") under the name "Allstate Prime Income Trust" is offering to purchase up to 10,000,000 of its common shares of beneficial interest, par value $.01 per share ("Common Shares"), for cash at a price equal to their net asset value (the "NAV") computed as of 4:00 P.M. New York City time on the Expiration Date, upon the terms and conditions set forth in its Offer to Purchase dated May 18, 2005 (the "Offer to Purchase"), and in the related Letter of Transmittal, which together, as they may be amended from time to time, constitute the "Offer." The "Expiration Date" for the Offer shall be 12:00 midnight, New York City Time, on June 17, 2005, unless and until the Trust shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Trust, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

     The Trust hereby agrees with you as follows:

       1. You will act as the Depositary in connection with the Offer. In such capacity you are authorized and directed to accept tenders of Common Shares in accordance with the instructions received from the Trust. Tenders of Common Shares may be made only as set forth in the Offer to Purchase, and tenders shall be considered properly made to you only when:

          (a) if such Common Shares are evidenced by certificates, certificate(s) for such Common Shares, together with a properly completed and duly executed Letter of Transmittal or manually executed facsimile thereof and any other documents required by the Letter of Transmittal, are received by you on or prior to the Expiration Date; or

          (b) if such Common Shares are uncertificated, a properly completed and duly executed Letter of Transmittal or manually executed facsimile thereof indicating that such Common Shares are registered with you as Transfer Agent in the name of the shareholder(s) and any other documents required by the Letter of Transmittal, are received by you on or prior to the Expiration Date; or

          (c) if such Common Shares are uncertificated and have been tendered by Morgan Stanley DW Inc. ("Morgan Stanley DW") on behalf of a shareholder, notification is delivered by Morgan Stanley DW to you by hand or transmitted by mail, telegram, telex, facsimile transmission or by any other acceptable form and are received by you on or prior to the Expiration Date, which notification, in whatever form, contains the name of the tendering shareholder(s) and the number of Common Shares tendered on behalf of such shareholder(s).

     To be considered validly tendered, signatures on all Letters of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an "Eligible Guarantor") (shareholders should contact the Depositary for a determination as to whether a particular institution is an Eligible

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Guarantor), unless the Common Shares tendered thereby are tendered by a registered holder of Common Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate authorizations, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or authorizations guaranteed as aforesaid and accompanied by such other documentation as is customarily required by transfer agents under such circumstances. Notwithstanding the foregoing provisions of this paragraph, Common Shares that the Trust shall approve as having been properly tendered shall be considered to be properly tendered.

     You are also authorized and directed to return to any person tendering Common Shares, in the manner described in Section 7 hereof, any certificates representing Common Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by you within the time period specified for withdrawal in the Offer to Purchase at your address set forth on the back page of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and, if the certificates representing such Common Shares have been delivered or otherwise identified to you, the name of the registered holder(s) of such Common Shares as set forth in such certificates. If the certificates have been delivered to you, then prior to the release of such certificates the tendering stockholder must also submit the serial numbers shown on the particular certificate evidencing such Common Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Common Shares have been tendered pursuant to the procedures described in subparagraph (b) above, the notice of withdrawal must specify the name and number of the shareholder's account established with you as Transfer Agent to be credited with the withdrawn Common Shares. If Common Shares have been tendered on behalf of the shareholder by Morgan Stanley DW pursuant to the procedures described in subparagraph (c) above, a notice of withdrawal which follows the procedures described above for uncertificated shares may be delivered by Morgan Stanley DW. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Trust in its sole discretion whose determination shall be final and binding. Any Common Shares withdrawn shall no longer be considered to be properly tendered unless such Common Shares are re-tendered on or prior to the Expiration Date pursuant to the Offer to Purchase.

       2. You are authorized and directed to examine any certificate representing Common Shares, Letter of Transmittal (or facsimile thereof) and any other document required by the Letter of Transmittal, which is delivered or mailed to you to determine whether any tender is defective. In the event that any Letter of Transmittal or other document has been improperly completed or executed or any of the certificates for Common Shares are not in proper form for transfer (as required by the aforesaid instructions) or if some other irregularity in connection with the tender of Common Shares exists, you are authorized to advise the tendering stockholder of the existence of the irregularity, but you are not authorized (unless otherwise instructed by the Trust) to accept any tender of fractional Common Shares, any tender not in accordance with the terms and subject to the conditions set forth in the Offer, or any other tender which you deem to be defective.

     Promptly upon your determination that any tender is defective, you shall, after consultation with and on the instruction of the Trust, use your best efforts to notify the person tendering such Common Shares of such determination and, if applicable, may return the certificates involved to such person in the manner described in Section 7 hereof. The Trust shall have full discretion to determine whether any tender is complete and proper and have the absolute right to reject any or all tenders of any particular Common Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Trust, be unlawful;

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it being specifically agreed that you shall neither have discretion nor responsibility with respect to these determinations. The Trust also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Common Shares. The interpretation by the Trust of the terms and conditions of the Offer to Purchase and Letter of Transmittal shall be final and binding.

       3. Any extension of the Offer, as the Trust shall determine, shall be effective upon notice to you from the Trust given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Trust in writing. If at any time the Offer shall be terminated as permitted by the terms thereof, the Trust shall promptly notify you of such termination.

       4. At 5:00 P.M. New York City time, or as promptly as practicable thereafter, daily or more frequently if requested as to major tally figures, you shall advise each of the parties named below by telephone as to (i) the number of Common Shares duly tendered; (ii) the number of Common Shares defectively tendered; (iii) the number of Common Shares duly tendered represented by certificates physically held by you as Transfer Agent; (iv) the number of Common Shares tendered through Morgan Stanley DW; (v) the number of Common Shares withdrawn on such day; and (vi) the cumulative totals of Common Shares in categories (i) thru (v) above through 12:00 noon on such day:

      (a) Amy R. Doberman, Esq. or
          Lou Anne D. McInnis, Esq.
          Morgan Stanley Prime Income Trust
          1221 Avenue of the Americas
          New York, New York 10020
          (800) 869 NEWS

      (b) Mitchell M. Merin
          Morgan Stanley Investment Advisors Inc.
          1221 Avenue of the Americas
          New York, New York 10020
          (800) 869 NEWS

     You should also furnish to the above-named persons a written report confirming the above information which has been communicated orally on the day following such oral communication.

     You shall furnish to the above-named persons and the Trust, such reasonable information on the tendering shareholders as may be requested from time to time.

     You shall furnish to the Trust, upon request, master lists of Common Shares tendered for purchase, including an A to Z list of the tendering shareholders.

     You are also authorized and directed to provide the persons listed above or any other persons designated by such persons and approved by the Trust with such other information relating to the Common Shares, the Offer to Purchase and Letters of Transmittal, as the Trust may reasonably request from time to time.

       5. Letters of Transmittal, Telegrams, Facsimile Transmissions, Notices and Letters submitted to you pursuant to the Offer to Purchase shall be stamped by you to indicate the date and time of the receipt thereof and these documents, or copies thereof, shall be preserved by you for a reasonable time not to exceed one year or the term of this Agreement, whichever is longer, and thereafter shall be delivered by you to the Trust.

       6. (a) If under the terms and conditions set forth in the Offer to Purchase the Trust becomes obligated to accept and pay for Common Shares tendered, upon instruction by the Trust and as promptly as practicable you shall, subject to Section 7 hereof, deliver or cause to be delivered to the tendering shareholders and designated payees, consistent with this Agreement and the Letter of

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Transmittal, payment in the amount of the applicable purchase price specified in the Offer for the Common Shares theretofore properly tendered and purchased under the terms and conditions of the Offer. The Trust shall ensure that sufficient funds are available to you to enable you to deliver or cause to be delivered such payment.

          (b) At such time as shall be determined by the Trust, you shall effect the transfer of all Common Shares purchased pursuant to the Offer, in accordance with instructions from the Trust, and deliver the certificates for such Common Shares to the Trust.

       7. If, pursuant to the terms and conditions of the Offer, the Trust does not accept certain of the Common Shares tendered or a shareholder withdraws any tendered Common Shares, you shall promptly return the deposited certificates, if any, for such Common Shares and a duplicate of the Letter of Transmittal relating to such Common Shares, together with any other required documents, to the persons who deposited the same, without expense to such person. If a shareholder delivers to you a certificate representing a number of Common Shares in excess of the number of Common Shares tendered by such shareholder, you shall promptly after the Expiration Date return to such shareholder a certificate representing the Common Shares not tendered. Certificates, if any, for such unpurchased Common Shares shall be forwarded by you by (i) first class mail under a blanket surety bond protecting you and the Trust from loss or liabilities arising out of the non-receipt or non-delivery of such Common Shares; or (ii) registered mail insured separately for the replacement value of such Common Shares.

       8. You shall take all reasonable action as may from time to time be requested by the Trust and you shall be reasonably compensated for such action.

       9. For your services as Depositary hereunder you shall be entitled to compensation as described in the Amended and Restated Transfer Agency and Service Agreement between you and the Trust dated as of September 1, 2000, as amended to date.

      10. As Depositary hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein or in Exhibits A and B hereto, or as may subsequently be agreed to by you and the Trust;

          (b) shall have no obligation to make payment for any tendered Common Shares unless the Trust shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;

          (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any certificates of the Common Shares represented thereby deposited with you hereunder and will not be required to and will make no representations as to the validity, value, or genuineness of the Offer;

          (d) shall not be obligated to take any legal action hereunder and where the taking of such action might in your judgment involve any expense or liability you shall not act unless you shall have been furnished with an indemnity reasonably satisfactory to you;

          (e) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

          (f) may rely on and shall be protected in acting upon the written and oral instructions, with respect to any matter relating to your actions as Depositary specifically covered by this Agreement (or supplementing or qualifying any such actions), of officers of the Trust;

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          (g)  may consult counsel satisfactory to you, including your in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the opinion of such counsel;

          (h) shall not be called upon at any time to, and shall not, advise any person tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of any security tendered thereunder; and

          (i) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

      11. The Trust covenants to indemnify and hold you harmless against any loss, liability, or expense (including any loss, liability, or expense incurred for submitting for transfer Common Shares tendered without a signature guarantee pursuant to the Letter of Transmittal and including the reasonable fees and expenses of your counsel) incurred without negligence or bad faith on your part arising out of or in connection with the administration of your duties hereunder, including the costs and expenses of defending yourself against any claim or liability in the premises. In no case shall the Trust be liable under this indemnity with respect to any claim against you unless the Trust shall be notified by you, by letter or by telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have been served with the summons, or other first legal process giving information as to the nature and basis of the claim, but failure to so notify the Trust shall not release the Trust of any liability which it may otherwise have on account of this Agreement. The Trust shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim.

      12. Unless terminated earlier by the parties hereto, this Agreement shall terminate upon conclusion of the Offer.

      13. The instructions contained herein may be modified or supplemented by the Trust or by an officer thereof authorized to give any notice, approval, or waiver on its behalf. In the event that any claim of inconsistency between this Agreement and the terms of the Offer arise, as they may from time to time be amended, the terms of the Offer shall control, except with respect to the duties, liabilities and indemnification of you as Depositary which shall be controlled by the terms of this Agreement.

      14. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

      15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by you without the prior written consent of the Trust.

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     Please acknowledge receipt of this Letter, the Offer to Purchase and the
Letter of Transmittal and confirm the arrangements herein provided by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

                                        Very truly yours,

                                        MORGAN STANLEY PRIME INCOME TRUST


                                        By:
                                            ------------------------------------
                                                       (Name & Title)


Accepted as of the date
first above written:

MORGAN STANLEY TRUST, as DEPOSITARY


By:
    -------------------------------
            (Name & Title)

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